DeGolyer and MacNaughton 5001 Spring Valley Road Suite 800 East Dallas, Texas 75244 January 15, 2020 BP Russian Investments Limited Chertsey Road Sunbury on Thames, Middlesex, TW16 7BP United Kingdom Ladies and Gentlemen: Pursuant to your request, this report of third party presents an independent evaluation, as of December 31, 2019, of the extent of the estimated net proved oil, condensate, natural gas liquids (NGL), and gas reserves of certain properties in which PJSC Rosneft Oil Company (ROSNEFT) has represented it holds or controls an interest. This evaluation was completed on January 15, 2020. The fields evaluated consist of working interests located in the Russian Federation, Canada, Egypt, Kurdistan, Iraq, Venezuela, and Vietnam. ROSNEFT has represented that it holds or controls an interest in certain fields located in the Russian Federation either directly or through various subsidiary enterprises. ROSNEFT has represented that all fields are held at 100 percent by the respective subsidiary enterprise. ROSNEFT has represented that its ownership in all the subsidiary enterprises ranges between 20 and 100 percent. ROSNEFT has represented that these properties account for 100 percent on a net equivalent barrel basis of ROSNEFT’s net proved reserves as of December 31, 2019. The net proved reserves estimates have been prepared in accordance with the reserves definitions of Rules 4–10(a) (1)–(32) of Regulation S–X of the Securities and Exchange Commission (SEC) of the United States. At the request of BP Russian Investments Limited (BP), a wholly owned subsidiary of BP p.l.c., this report was prepared in accordance with guidelines specified in Item 1202(a)(8) of Regulation S–K and is to be used for inclusion in certain SEC filings by BP p.l.c. Also included in this report are interests held through 5 production sharing agreements (PSA) and 10 joint ventures (JV). As represented by ROSNEFT, the PSA holdings include the Sakhalin-1 Project in Russia, the Shorouk Concession in Egypt, the Bijeel field in Kurdistan, the Salman field in Iraq, and Block 6.1 in Vietnam. The JV holdings include 4 JVs in Russia, 10 fields in 5 JVs in Venezuela, and 1 JV in Canada.

2 DeGolyer and MacNaughton These subsidiary enterprises, the ROSNEFT direct holdings in the Russian Federation (including those in the Chechen Republic), the Sakhalin-1 Project, the Egyptian PSA, the Kurdish PSA, the Iraqi PSA, the Vietnam PSA, the Russian JVs, the Venezuela JVs, and the Canadian JV are collectively referred to hereinafter as “ROSNEFT Holdings.” BP has represented that it holds a 19.75-percent interest in ROSNEFT Holdings. Certain properties in which ROSNEFT has an interest are subject to the terms of various PSAs. The terms of these PSAs generally allow for working interest participants to be reimbursed for portions of capital costs and operating expenses and to share in the profits. The reimbursements and profit proceeds are converted to a barrel of oil equivalent or standard cubic foot of gas equivalent by dividing by product prices to estimate the “entitlement quantities.” These entitlement quantities are equivalent in principle to net reserves and are used to calculate an equivalent net share, termed an “entitlement interest.” In this report, ROSNEFT net reserves or interest for certain properties subject to these PSAs is the entitlement based on ROSNEFT’s working interest. The reserves estimated herein are reported at 100 percent for those subsidiaries of which ROSNEFT has majority control, either through direct ownership or through voting rights. The estimated reserves for those subsidiaries which ROSNEFT does not control are reported at ROSNEFT’s ownership interest. All of the fields evaluated are located in the Russian Federation, Canada, Egypt, Kurdistan, Iraq, Venezuela, or Vietnam. ROSNEFT has represented that upon completion of the primary term of its current licenses, each of the subsidiary enterprises intends to continue to extend these licenses until the end of the economic lives of the associated fields, and that they intend to proceed accordingly with development and operation of these fields. Based on these representations and consistent with Russian law, we have included as proved reserves those volumes that were estimated to be economically producible from the fields evaluated after the expiration of the primary terms of their licenses. Reserves estimates included herein are expressed as net reserves attributable to or controlled by ROSNEFT (ROSNEFT net). Gross reserves are defined as the total estimated petroleum remaining to be produced from these fields after December 31, 2019. ROSNEFT Net reserves are defined as that portion of the gross reserves attributable to the interests held by ROSNEFT after deducting all interests held by others plus certain interests not held by ROSNEFT, which ROSNEFT has represented that it controls. For the PSAs, these reserves are expressed in terms of the barrel equivalent of the cost recovery and profit share (entitlement) after deducting interests held by others.

3 DeGolyer and MacNaughton Estimates of reserves should be regarded only as estimates that may change as further production history and additional information become available. Not only are such estimates based on that information which is currently available, but such estimates are also subject to the uncertainties inherent in the application of judgmental factors in interpreting such information. Information used in the preparation of this report was obtained from ROSNEFT and from public sources. In the preparation of this report we have relied, without independent verification, upon such information furnished by ROSNEFT with respect to the field interests being evaluated, production from such fields, current costs of operation and development, current prices for production, agreements relating to current and future operations and sale of production, and various other information and data that were accepted as represented. A field examination was not considered necessary for the purposes of this report. Definition of Reserves Petroleum reserves estimated by us and included in this report are classified as proved. Only proved reserves have been evaluated for this report. Reserves classifications used by us in this report are in accordance with the reserves definitions of Rules 4–10(a) (1)– (32) of Regulation S–X of the SEC. Reserves are judged to be economically producible in future years from known reservoirs under existing economic and operating conditions and assuming continuation of current regulatory practices using conventional production methods and equipment. In the analyses of production-decline curves, reserves were estimated only to the limit of economic rates of production under existing economic and operating conditions using prices and costs consistent with the effective date of this report, including consideration of changes in existing prices provided only by contractual arrangements but not including escalations based upon future conditions. The petroleum reserves are classified as follows: Proved oil and gas reserves – Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator

4 DeGolyer and MacNaughton must be reasonably certain that it will commence the project within a reasonable time. (i) The area of the reservoir considered as proved includes: (A) The area identified by drilling and limited by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. (ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty. (iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty. (iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) The project has been approved for development by all necessary parties and entities, including governmental entities. (v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the

5 DeGolyer and MacNaughton ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. Developed oil and gas reserves – Developed oil and gas reserves are reserves of any category that can be expected to be recovered: (i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and (ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well. Undeveloped oil and gas reserves – Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. (i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. (ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time. (iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in [section 210.4–10 (a) Definitions], or by other evidence using reliable technology establishing reasonable certainty.

6 DeGolyer and MacNaughton Methodology and Procedures Estimates of reserves were prepared by the use of appropriate geologic, petroleum engineering, and evaluation principles and techniques that are in accordance with the reserves definitions of Rules 4–10(a) (1)–(32) of Regulation S–X of the SEC and with practices generally recognized by the petroleum industry as presented in the publication of the Society of Petroleum Engineers entitled “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information (revised June 2019) Approved by the SPE Board on 25 June 2019.” The method or combination of methods used in the analysis of each reservoir was tempered by experience with similar reservoirs, stage of development, quality and completeness of basic data, and production history. Based on the current stage of field development, production performance, the development plans provided by ROSNEFT, and analyses of areas offsetting existing wells with test or production data, reserves were classified as proved. The proved undeveloped reserves estimates were based on opportunities identified in the plan of development provided by ROSNEFT. The proved developed non-producing reserves include those quantities associated with behind-pipe zones and include minor remaining capital as compared to the cost of a new well. ROSNEFT has represented that its senior management is committed to the development plan provided by ROSNEFT and that ROSNEFT has the financial capability to execute the development plan, including the drilling and completion of wells and the installation of equipment and facilities. The volumetric method was used to estimate the original oil in place (OOIP) and the original gas in place (OGIP). Structure maps were prepared to delineate each reservoir, and isopach maps were constructed to estimate reservoir volume. Electrical logs, radioactivity logs, core analyses, and other available data were used to prepare these maps as well as to estimate representative values for porosity and water saturation. Estimates of ultimate recovery were obtained after applying recovery factors to OOIP or OGIP. These recovery factors were based on consideration of the type of energy inherent in the reservoirs, analyses of the petroleum, the structural positions of the properties, and the production histories. Other than production data, technical information utilized in the evaluation of the Zohr field located in the Shorouk Concession was limited to information available through the drilling of the sixth development well in 2017. We are not aware of any additional information obtained from the Zohr field that would lead to a material overstatement of the reserves estimated herein.

7 DeGolyer and MacNaughton For depletion-type reservoirs or those whose performance disclosed a reliable decline in producing-rate trends or other diagnostic characteristics, reserves were estimated by the application of appropriate decline curves or other performance relationships. In the analyses of production-decline curves, reserves were estimated only to the limits of economic production as defined under the Definition of Reserves heading of this report or to the limit of the production licenses as appropriate. In certain cases, reserves were estimated by incorporating elements of analogy with similar wells or reservoirs for which more complete data were available. Data provided by ROSNEFT from wells drilled through December 2019 and made available for this evaluation were used to prepare the reserves estimates herein. These reserves estimates were based on consideration of monthly production data available for certain properties only through June 2019. Estimated cumulative production, as of December 31, 2019, was deducted from the estimated gross ultimate recovery to estimate gross reserves. This required that production be estimated for up to 6 months. Estimates of prices, as of December 31, 2019, were used in calculations to estimate the entitlement reserves for properties in the Sakhalin-1, Vietnam Block 6.1, Egyptian, Kurdish, and Iraqi PSAs. Oil and condensate reserves estimated herein are to be recovered by normal field separation. NGL reserves estimated herein include pentanes and heavier fractions (C5+) and liquefied petroleum gas (LPG), which consists primarily of propane and butane fractions, and are the result of low-temperature plant processing. Oil, condensate, and NGL reserves included in this report are expressed in thousands of barrels (103bbl). In these estimates, 1 barrel equals 42 United States gallons. For reporting purposes, oil and condensate reserves have been estimated separately and are presented herein as a summed quantity. Gas reserves estimated herein are expressed as fuel gas, sales gas, and marketable gas. Fuel gas is that portion of the total volume of gas to be produced from the reservoirs used in the operation of the field; in certain cases, fuel gas also represents the estimated volume of gas utilized in existing and future power-generation plants. ROSNEFT provided information about currently operating and future plants, including a schedule of operation, plant inlet rates, fields associated with each plant, and pertinent economic parameters. Sales gas is defined as the total volume of gas to be produced from the reservoirs, measured at the point of delivery, available for sales, after deduction for fuel usage, flare, and shrinkage resulting from field separation and processing. Marketable gas is defined as the sum of fuel gas and sales gas.

8 DeGolyer and MacNaughton The fuel gas quantities included as a portion of ROSNEFT net marketable gas reserves, as of December 31, 2019, are summarized as follows, expressed in millions of cubic feet (106ft3): Fuel Gas Portion of ROSNEFT Net Marketable Gas Reserves (106ft3) Proved Developed Producing 2,028,841 Proved Developed Non-Producing 318,140 Proved Developed 2,346,981 Proved Undeveloped 955,194 Total Proved 3,302,175 Gas reserves estimated herein are expressed at a temperature base of 20 degrees Celsius (°C) and at a pressure base of 1 atmosphere (atm). Gas reserves included in this report are expressed herein in millions of cubic feet (106ft3). Gas reserves are identified by the type of reservoir from which the gas will be produced. Nonassociated gas is gas at initial reservoir conditions with no oil present in the reservoir. Associated gas is both gas-cap gas and solution gas. Gas-cap gas is gas at initial reservoir conditions and is in communication with an underlying oil zone. Solution gas is gas dissolved in oil at initial reservoir conditions. Gas reserves estimated herein include both associated and nonassociated gas. ROSNEFT has represented that most of gas produced from the fields evaluated herein and located in the Unified gas supply system zone will be delivered to market through the Gazprom Gas Transmission System (GTS). In accordance with Russian Federation Resolution no. 858, dated July 14, 1997, ROSNEFT is entitled to access to the GTS for transportation and delivery of gas. Additionally, Russian Federation Resolution no. 1021, dated December 29, 2000, obligates Gazprom and its affiliates to sell gas, produced by Gazprom and its affiliates, at a price within a range of wholesale prices regulated by the Federal Anti-Monopoly Service with adjustment for the energy value of the gas, and permits Gazprom to collect a service charge for retail distribution. The range of prices is established for each Russian region where the gas is sold. ROSNEFT has represented that all gas not used for fuel will be sold, whether at an agreed-upon contract price or at the lower price associated with gas sales through the GTS. Sales gas reserves have been estimated herein on the basis of these representations. ROSNEFT provided sales gas prices to be used for the estimation of the value of the gas reserves reported herein, and it has represented that these prices are consistent with the conditions described above.

9 DeGolyer and MacNaughton Primary Economic Assumptions This report has been prepared using initial prices, expenses, and costs provided by ROSNEFT in United States dollars (U.S.$). Future prices were estimated using guidelines established by the SEC and the Financial Accounting Standards Board (FASB). The following economic assumptions were used for estimating the reserves reported herein: Oil and Condensate Prices ROSNEFT has represented that the sales prices of oil and condensate were based on a 12-month average price (reference price), calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period, unless prices are defined by contractual arrangements. ROSNEFT supplied oil and condensate prices, which were based on a Urals reference price of 29,579 Russian rubles per metric ton (U.S.$62.31 per barrel). The Urals reference oil price is an average of the Urals (MED) and Urals (Rdam) prices as published in the Platts Oilgram Price Report. For the ROSNEFT Holdings in the Russian Federation (including those in both the Chechen Republic and the Sakhalin-1 Project), the volume-weighted average oil and condensate prices over the lives of the fields were U.S.$53.46 per barrel and U.S.$45.72 per barrel, respectively. For the JV holding in Canada, ROSNEFT supplied differentials to an Edmonton Light Oil reference price of U.S.$52.29 per barrel and the prices were held constant thereafter. The volume-weighted average oil price over the lives of the fields in the Canadian JV was U.S.$47.33 per barrel. For the JV holdings in Venezuela, ROSNEFT has represented that the Brent oil reference price of U.S.$62.74 per barrel was used. ROSNEFT provided differentials to the reference price for each of the Venezuelan fields. Prices were held constant. The volume-weighted average oil price over the lives of the fields for the Venezuelan holdings was U.S.$49.99 per barrel. For the PSA holdings in Vietnam, ROSNEFT has represented that the Brent oil reference price of U.S.$62.74 per barrel was used. The volume-weighted average price of the condensate over the lives of the fields for the Vietnamese holdings was U.S.$62.74 per barrel. For the PSA holdings in Egypt, ROSNEFT has represented that the Brent oil reference price of U.S.$62.74 per barrel was used. The

10 DeGolyer and MacNaughton volume-weighted average price of condensate over the lives of the fields for the Egyptian holdings was U.S.$58.66 per barrel. NGL Prices For the ROSNEFT Holdings in the Russian Federation (including those in the Chechen Republic), the volume-weighted average NGL price over the lives of the fields was U.S.$11.09 per barrel. For the JV holding in Canada, ROSNEFT supplied an NGL price of U.S.$13.73 per barrel and the prices were held constant thereafter. Gas Prices For the ROSNEFT Holdings in the Russian Federation (including those in both the Chechen Republic and the Sakhalin-1 Project), the volume- weighted average price over the lives of the fields was U.S.$1.03 per thousand cubic feet (103ft3). For the JV holding in Canada, ROSNEFT supplied differentials to an Alberta Export Canadian metering outlet (AECO) reference price of U.S.$1.61 per 103ft3 and the prices were held constant thereafter. The volume-weighted average gas price over the lives of the fields in the Canadian JV was U.S.$1.03 per 103ft3. For the Petromonagas field in Venezuela, ROSNEFT supplied a domestic sales gas price of U.S.$0.005 per 103ft3, which was held constant for the life of the field. For the PSA holdings in Vietnam, ROSNEFT has represented that sales gas is priced according to terms of a Gas Sales Agreement. The volume-weighted average gas price over the lives of the Vietnamese fields was U.S.$3.04 per 103ft3. For the PSA holdings in Egypt, ROSNEFT has represented that sales gas is priced according to terms of a Gas Sales Agreement. The volume-weighted average gas price over the lives of the Egyptian fields was U.S.$5.70 per 103ft3. Expenses and Costs Current expenses and costs, and forecasts of expenses and costs, provided by ROSNEFT were used in estimating future expenditures required to operate the fields. In certain cases, future expenditures, either higher or lower than current expenditures, may have been used because of anticipated changes in operating conditions, but no general escalation that might result from inflation was applied.

11 DeGolyer and MacNaughton In our opinion, the information relating to estimated proved reserves of oil, condensate, NGL, and gas contained in this report has been prepared in accordance with Paragraphs 932-235-50-4 and 932-235-50-6 through 932-235-50-9 of the Accounting Standards Update 932-235-50, Extractive Industries – Oil and Gas (Topic 932): Oil and Gas Reserve Estimation and Disclosures (January 2010) of the FASB and Rules 4–10(a) (1)–(32) of Regulation S–X and Rules 302(b), 1201, 1202(a) (1), (2), (3), (4), (8), (i), (ii), and (v)–(x) and 1203(a) of Regulation S–K of the SEC; provided, however, that (i) estimates of proved developed and proved undeveloped reserves are not presented at the beginning of the year, (ii) certain proved undeveloped reserves are scheduled for development more than 5 years in the future, and (iii) certain economically producible quantities of reserves beyond the primary term of the current production licenses have been classified as proved reserves in this report based on ROSNEFT’s representation that each of the subsidiary enterprises discussed therein has the ability to and intends to extend the applicable current production licenses to the end of the economic lives of the associated fields and that ROSNEFT believes with reasonable certainty that the inclusion of the reserves and revenue under extended license terms is consistent with SEC regulations. ROSNEFT has represented to us that the Russian Law on Subsoil requires that an operator develop a field according to a development plan that has been submitted to and approved by the appropriate government authority. Once approved, failure to follow the development plan is a violation of the Russian Law on Subsoil and may result in the cancellation of the operator’s production license for the field. Since the implementation of the approved development plan, including that portion that may occur more than 5 years in the future, is a requirement for maintaining the production license, we have included in certain of our estimates of SEC proved reserves those quantities associated with development activities that are part of the approved development plan and scheduled more than 5 years in the future. We believe that, since they must be developed to prevent the loss of licenses, there is reasonable certainty that the reserves will be developed. We believe it is reasonable therefore to include these quantities as SEC proved reserves. ROSNEFT has represented to us that the development plans provided to us are in accordance with the approved development plans. We cannot render an opinion regarding the actual possibility that a license will be terminated for failure to follow approved development plans nor an opinion on how many companies have lost their licenses for not following approved development plans. We are not in a position to offer an opinion on the duration of the subsidiary enterprises’ production licenses under the Russian Law on Subsoil, but, in light of the above, believe ROSNEFT’s view on the probability of license extensions to be reasonable, although

12 DeGolyer and MacNaughton such view may not be confirmed by the SEC. We believe it is reasonable therefore to include these quantities as SEC proved reserves. To the extent the above-enumerated rules, regulations, and statements require determinations of an accounting or legal nature, we, as engineers, are necessarily unable to express an opinion as to whether the above-described information is in accordance therewith or sufficient therefor.

13 DeGolyer and MacNaughton Summary of Conclusions The estimated ROSNEFT net proved reserves, as of December 31, 2019, of the fields evaluated herein were based on the definition of proved reserves of the SEC and are summarized as follows, expressed in thousands of barrels (103bbl) and millions of cubic feet (106ft3): ROSNEFT Net Reserves Oil and Marketable Sales Reserves Condensate NGL Gas Gas Rosneft Holdings Classification (103bbl) (103bbl) (106ft3) (106ft3) Russia Proved Developed Producing 12,750,014 267,654 22,909,093 20,911,293 Proved Developed Non-Producing 2,955,663 182,240 12,650,813 12,332,673 Proved Developed 15,705,677 449,894 35,559,906 33,243,966 Proved Undeveloped 12,508,287 264,075 38,190,356 37,235,162 Total Proved 28,213,964 713,969 73,750,262 70,479,128 Canada Proved Developed Producing 177 105 776 776 Proved Developed Non-Producing 0 0 0 0 Proved Developed 177 105 776 776 Proved Undeveloped 0 0 0 0 Total Proved 177 105 776 776 Egypt Proved Developed Producing 1,608 0 886,999 855,958 Proved Developed Non-Producing 0 0 0 0 Proved Developed 1,608 0 886,999 855,958 Proved Undeveloped 0 0 0 0 Total Proved 1,608 0 886,999 855,958 Kurdistan Proved Developed Producing 0 0 0 0 Proved Developed Non-Producing 0 0 0 0 Proved Developed 0 0 0 0 Proved Undeveloped 2,255 0 0 0 Total Proved 2,255 0 0 0 Iraq Proved Developed Producing 0 0 0 0 Proved Developed Non-Producing 0 0 0 0 Proved Developed 0 0 0 0 Proved Undeveloped 0 0 0 0 Total Proved 0 0 0 0 Venezuela Proved Developed Producing 76,001 0 77,384 77,384 Proved Developed Non-Producing 1,038 0 0 0 Proved Developed 77,039 0 77,384 77,384 Proved Undeveloped 104,825 0 65,592 65,592 Total Proved 181,864 0 142,976 142,976

14 DeGolyer and MacNaughton Table – (Continued) ROSNEFT Net Reserves Oil and Marketable Sales Reserves Condensate NGL Gas Gas Rosneft Holdings Classification (103bbl) (103bbl) (106ft3) (106ft3) Vietnam Proved Developed Producing 104 0 50,958 50,958 Proved Developed Non-Producing 0 0 0 0 Proved Developed 104 0 50,958 50,958 Proved Undeveloped 0 0 0 0 Total Proved 104 0 50,958 50,958 Total Proved Developed Producing 12,827,904 267,759 23,925,210 21,896,369 Proved Developed Non-Producing 2,956,701 182,240 12,650,813 12,332,673 Proved Developed 15,784,605 449,999 36,576,023 34,229,042 Proved Undeveloped 12,615,367 264,075 38,255,948 37,300,754 Total Proved 28,399,972 714,074 74,831,971 71,529,796 Note: ROSNEFT has represented that it controls the management of certain of the ROSNEFT Holdings in Russia through various subsidiary enterprises. For those ROSNEFT Holdings controlled by ROSNEFT, 100 percent of the reserves are reported herein as ROSNEFT net reserves and include those reserves not directly held by ROSNEFT. The estimated ROSNEFT net proved reserves, as of December 31, 2019, attributable to the evaluated fields, adjusted for BP’s ownership interest of 19.75 percent, are summarized as follows, expressed in thousands of barrels (103bbl) and millions of cubic feet (106ft3): BP Share of ROSNEFT Net Reserves Oil and Marketable Sales Reserves Condensate NGL Gas Gas Country Classification (103bbl) (103bbl) (106ft3) (106ft3) Russia Proved Developed Producing 2,518,128 52,862 4,524,546 4,129,980 Proved Developed Non-Producing 583,743 35,992 2,498,535 2,435,703 Proved Developed 3,101,871 88,854 7,023,081 6,565,683 Proved Undeveloped 2,470,387 52,155 7,542,596 7,353,945 Total Proved 5,572,258 141,009 14,565,677 13,919,628 Canada Proved Developed Producing 35 21 153 153 Proved Developed Non-Producing 0 0 0 0 Proved Developed 35 21 153 153 Proved Undeveloped 0 0 0 0 Total Proved 35 21 153 153 Egypt Proved Developed Producing 318 0 175,182 169,052 Proved Developed Non-Producing 0 0 0 0 Proved Developed 318 0 175,182 169,052 Proved Undeveloped 0 0 0 0 Total Proved 318 0 175,182 169,052 Table – (Continued)

15 DeGolyer and MacNaughton BP Share of ROSNEFT Net Reserves Oil and Marketable Sales Reserves Condensate NGL Gas Gas Country Classification (103bbl) (103bbl) (106ft3) (106ft3) Kurdistan Proved Developed Producing 0 0 0 0 Proved Developed Non-Producing 0 0 0 0 Proved Developed 0 0 0 0 Proved Undeveloped 445 0 0 0 Total Proved 445 0 0 0 Iraq Proved Developed Producing 0 0 0 0 Proved Developed Non-Producing 0 0 0 0 Proved Developed 0 0 0 0 Proved Undeveloped 0 0 0 0 Total Proved 0 0 0 0 Venezuela Proved Developed Producing 15,010 0 15,283 15,283 Proved Developed Non-Producing 205 0 0 0 Proved Developed 15,215 0 15,283 15,283 Proved Undeveloped 20,703 0 12,955 12,955 Total Proved 35,918 0 28,238 28,238 Vietnam Proved Developed Producing 21 0 10,064 10,064 Proved Developed Non-Producing 0 0 0 0 Proved Developed 21 0 10,064 10,064 Proved Undeveloped 0 0 0 0 Total Proved 21 0 10,064 10,064 Total Proved Developed Producing 2,533,512 52,883 4,725,228 4,324,532 Proved Developed Non-Producing 583,948 35,992 2,498,535 2,435,703 Proved Developed 3,117,460 88,875 7,223,763 6,760,235 Proved Undeveloped 2,491,535 52,155 7,555,551 7,366,900 Total Proved 5,608,995 141,030 14,779,314 14,127,135 BP has represented that the BP share of ROSNEFT net reserves account for 43 percent of BP net proved reserves as of December 31, 2019, on a barrel of oil equivalent basis. In addition to the 19.75-percent net interest in ROSNEFT’s net reserves, BP also holds a separate direct ownership interest in two of the ROSNEFT subsidiary enterprises in Russia: 49-percent interest in Kharampurneftegaz and 20-percent interest in Taas-Yuryakh Neftegazdobycha. This direct ownership interest is referred to hereinafter as “BP Holdings.” The estimates of BP Holdings’ net proved reserves, as of December 31, 2019, attributable to the evaluated fields are summarized as follows, expressed in thousands of barrels (103bbl) and millions of cubic feet (106ft3): BP Holdings Net Reserves

16 DeGolyer and MacNaughton Oil and Marketable Sales Reserves Condensate NGL Gas Gas BP Holdings Classification (103bbl) (103bbl) (106ft3) (106ft3) Kharampurneftegaz Proved Developed Producing 41,272 26,957 89,286 89,286 Proved Developed Non-Producing 1,530 11,355 2,252,770 2,252,770 Proved Developed 42,802 38,312 2,342,056 2,342,056 Proved Undeveloped 44,061 13,955 2,904,716 2,904,716 Total Proved 86,863 52,267 5,246,772 5,246,772 Taas-Yuryakh Neftegazdobycha Proved Developed Producing 20,674 0 13,753 0 Proved Developed Non-Producing 731 0 133 0 Proved Developed 21,405 0 13,886 0 Proved Undeveloped 20,988 0 2,029 0 Total Proved 42,393 0 15,915 0 Total Proved Developed Producing 61,946 26,957 103,039 89,286 Proved Developed Non-Producing 3,791 22,710 4,505,673 4,505,540 Proved Developed 64,207 38,312 2,355,942 2,342,056 Proved Undeveloped 109,110 27,910 5,811,461 5,809,432 Total Proved 129,256 52,267 5,262,687 5,246,772 The BP Holdings net reserves shown above are included in the ROSNEFT net reserves shown herein. Additionally, a portion of the BP Holdings net reserves shown above is included in the BP share of ROSNEFT net reserves shown herein. BP has represented that the BP Holdings net reserves account for 3 percent of BP net proved reserves as of December 31, 2019, on a barrel of oil equivalent basis. While the oil and gas industry may be subject to regulatory changes from time to time that could affect an industry participant’s ability to recover its reserves, we are not aware of any such governmental actions which would restrict the recovery of the December 31, 2019, estimated reserves.

17 DeGolyer and MacNaughton DeGolyer and MacNaughton is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1936. DeGolyer and MacNaughton does not have any financial interest, including stock ownership, in ROSNEFT or BP. Our fees were not contingent on the results of our evaluation. This report has been prepared at the request of BP. DeGolyer and MacNaughton has used all methods and procedures as it considered necessary under the circumstance to prepare this report. All assumptions, data, procedures, and methods used to prepare this report are considered by DeGolyer and MacNaughton to be appropriate for the purposes served by this report. Submitted, DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716 /s/ Thomas D. Scott, Jr. Thomas D. Scott, Jr., T.P.G., C.P.G. [Seal] Senior Vice President DeGolyer and MacNaughton /s/ Michael A. Eubanks Michael A. Eubanks, P.E. [Seal] Vice President DeGolyer and MacNaughton

DeGolyer and MacNaughton CERTIFICATE of QUALIFICATION I, Thomas D. Scott, Jr., Petroleum Geologist and Texas Professional Geoscientist with DeGolyer and MacNaughton, 5001 Spring Valley Road, Suite 800 East, Dallas, Texas, 75244 U.S.A., hereby certify: 1. That I am a Senior Vice President with DeGolyer and MacNaughton, which firm did prepare the report of third party addressed to BP dated January 10, 2020, and that I, as Senior Vice President, was responsible for the preparation of this report of third party. 2. That I attended the University of Oklahoma, and that I graduated with a Master of Science degree in Geology in the year 1988; that I am a Registered Certified Professional Geologist in the State of Texas; that I am a Registered Professional Geologist with the American Association of Petroleum Geologists; and that I have in excess of 30 years of experience in oil and gas reservoir studies and evaluations. /s/ Thomas D. Scott, Jr. Thomas D. Scott, Jr., T.P.G., C.P.G. [Seal] Senior Vice President DeGolyer and MacNaughton

DeGolyer and MacNaughton CERTIFICATE of QUALIFICATION I, Michael A. Eubanks, Petroleum Engineer with DeGolyer and MacNaughton, 5001 Spring Valley Road, Suite 800 East, Dallas, Texas, 75244 U.S.A., hereby certify: 1. That I am a Vice President with DeGolyer and MacNaughton, which firm did prepare the report of third party addressed to BP dated January 10, 2020, and that I, as Vice President, was responsible for the preparation of this report of third party. 2. That I attended the University of Texas at Austin, and that I graduated with a Bachelor of Science degree in Petroleum Engineering in the year 2005; that I am a Registered Professional Engineer in the State of Texas; and that I have in excess of 14 years of experience in oil and gas reservoir studies and evaluations. /s/ Michael A. Eubanks Michael A. Eubanks, P.E. [Seal] Vice President DeGolyer and MacNaughton